Exhibit 10.1

MARLIN BUSINESS SERVICES CORP.

SEVERANCE PAY PLAN FOR SENIOR MANAGEMENT

ARTICLE I

PURPOSE AND TERM OF PLAN

The purpose of the Plan is to provide severance benefits to certain key Eligible Executives of the Employer whose employment is terminated for a reason covered by the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan. The Plan is intended to alleviate some of the financial hardship that Eligible Executives may experience when their employment is terminated for a reason covered by the Plan. In essence, benefits under the Plan are intended to be supplemental unemployment benefits. The benefits under the Plan are not intended as deferred compensation, and no individual shall have a vested right in such benefits.

The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for severance benefits under the Plan. All actions taken by the Company shall be in its role as the sponsor of the Plan, and not as a fiduciary. Nothing in the Plan will be construed to give any employee the right to continue in the employment of the Company or any of its subsidiaries. The Plan is unfunded, has no trustee, and is administered by the Plan Administrator. The Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of ERISA and 29 C.F.R. § 2510.3-2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA.

The Plan shall be effective as of August 4, 2015 and, with respect to all Eligible Executives, supersedes all prior severance and change of control pay plans, policies, agreements or practices, whether formal or informal, written or unwritten, of the Company or any of its subsidiaries under which the Company or its subsidiaries would have provided severance benefits unrelated to a change of control or with respect to a change of control, in either case prior to the effective date of the Plan. The Plan will continue until terminated as provided herein. All capitalized terms in this Article I shall have the meaning set forth below under Article II, “Definitions”.

ARTICLE II

DEFINITIONS

Section 2.01    “Accrued Benefits” means (a) any accrued, but unpaid, Annual Base Salary earned by, but not paid to, the Eligible Executive prior to the Employment Termination Date; (b) any Annual Incentive Bonus earned but not yet paid for any fiscal year completed prior to the Employment Termination Date; (c) any accrued, but unpaid vested benefits under any retirement plan in which the Eligible Executive was a participant as of the Employment Termination Date in accordance with the terms of the applicable plan pursuant to which such benefits are provided; and (d) an Eligible Executive’s vested rights as of the Employment Termination Date under any stock option, stock incentive or other equity incentive compensation plan or program of the Company, subject to the terms and conditions of such plan and program.

Section 2.02    “Annual Base Salary” shall mean the Eligible Executive’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Eligible Executive’s Employment Termination Date (but prior to taking into account any reduction that constitutes Good Reason).

Section 2.03    “Annual Incentive Bonus” shall mean the annual incentive bonus that is payable to the Eligible Executive for the applicable fiscal year based on the level of achievement of the applicable performance goals, as determined by the Committee.

Section 2.04    “Board of Directors” shall mean the Board of Directors of the Company, or any successor thereto.

Section 2.05    “Cause” shall mean the Eligible Executive engages in any one or more of the following: (a) embezzlement, theft or misappropriation by the Eligible Executive of any property of the Employer; (b) fraud, gross negligence or gross misconduct by the Eligible Executive in connection with the performance of the Eligible Executive’s duties or responsibilities to the Employer; (c) willful failure by the Eligible Executive to substantially perform the Eligible Executive’s duties under the Eligible Executive’s employment agreement, if any, with the Employer; (d) any breach by the Eligible Executive of a Restricted Covenant; (e) the conviction of, or plea of nolo contendere (or similar plea) to, (i) a felony or (ii) any other criminal offense that involves fraud or is materially injurious to the business or reputation of the Employer; (f) the Eligible Executive’s breach of any fiduciary obligations to the Employer or its shareholders; or (g) the Eligible Executive’s violation of the Employer’s code of ethics, code of business conduct or similar policies applicable to Eligible Executive.

Section 2.06    “Change of Control” shall mean the occurrence of one or more of the following events:

(a)      Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b)      The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (ii) a sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding anything herein to the contrary, a “Change of Control” shall only be deemed to have occurred if the “Change of Control” constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A of the Code and its corresponding regulations.

Section 2.01    “Change of Control Benefits Continuation Period” shall mean the time period specified for a Tier I Participant, Tier II Participant and Tier III Participant on the attached Exhibit A.

Section 2.02    “Change of Control Multiplier” shall mean the number specified for a Tier I Participant, Tier II Participant and Tier III Participant on the attached Exhibit A.

Section 2.03    “Change of Control Period” shall mean the period beginning on the date of a Change of Control and ending on the second anniversary of the Change of Control.

Section 2.04    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 2.05    “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.06    “Committee” shall mean the Compensation Committee of the Board of Directors or a committee thereof specifically designated by the Committee for purposes of making determinations hereunder.

Section 2.07    “Company” shall mean Marlin Business Services Corp., or any successor thereto.

Section 2.08    “Eligible Executive” shall mean an employee of an Employer who is specifically designated by the Committee as being eligible to participate in the Plan, with each Eligible Executive designated in the Participation Agreement as a Tier I Participant, Tier II Participant or Tier III Participant. Only those employees of an Employer who are specifically designated by the Committee as being eligible to participate in the Plan and have executed the Participation Agreement are eligible to participate in the Plan, and no other employee of an Employer shall be eligible to participate in the Plan.

Section 2.09    “Employer” shall mean the Company and any subsidiary of the Company; provided, that for purposes of Article V, the term Employee shall mean, collectively, the Company and its subsidiaries.

Section 2.10    “Employment Termination Date” means the date on which the Eligible Executive’s employment relationship with the Employer is terminated, either by the Eligible Executive or by the Employer.

Section 2.11    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.12    “Good Reason” shall mean the occurrence of one or more of the following events, without the Eligible Executive’s written consent, while the Eligible Executive is an Eligible Executive:

(a)      a material diminution in the Eligible Executive’s Annual Base Salary;

(b)      a material diminution in the Eligible Executive’s authority, duties, or responsibilities; or

(c)      a material change in the geographic location at which the Eligible Executive is required to work, materiality for this purpose is a change in location at least fifty (50) miles from the prior location;

provided, however, that for an Eligible Executive to terminate employment on account of Good Reason, the Eligible Executive must provide written notice to the Employer within sixty (60) days following the initial occurrence of such event, and the Employer will have a thirty (30) day period to remedy the condition that constitutes Good Reason. If the Employer does not remedy the event constituting Good Reason within such thirty (30) day period, the Eligible Executive will have the ability to terminate employment on account of Good Reason, which termination must occur within thirty (30) days following the end of the cure period.

Section 2.13    “Participation Agreement” shall mean an agreement, the form of which is approved by the Committee, in which an Eligible Executive acknowledges that the Eligible Executive is eligible to participate in the Plan, agrees to be bound by the terms and conditions of the Plan, including the Restricted Covenants set forth in Article V, and agrees that the Eligible Executive shall not be entitled to receive severance benefits under any other plan or agreement of the Employer.

Section 2.14    “Plan” shall mean the Marlin Business Services Corp. Severance Pay Plan for Senior Management, as set forth herein, and as the same may from time to time be amended.

Section 2.15    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan, and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Committee.

Section 2.16    “Release” shall mean a release and discharge of the Company, any other Employer, and all other affiliated persons and entities from any and all claims, demands and causes of action, which shall be in such form as may be prescribed by the Company, acting as Plan sponsor and not as a fiduciary, from time to time and with such modifications as the Company deems appropriate for the Eligible Executive’s particular situation. The Release shall include an affirmation of the Eligible Executive’s agreement to comply with the Restricted Covenants.

Section 2.17    “Restricted Covenants” shall mean the covenants of confidentiality, non-competition, non-solicitation of customers, non-recruitment of employees or contractors, non-disparagement and future cooperation that are set forth in Article V.

Section 2.18    “Restriction Period” shall mean the period following the Employment Termination Date specified for a Tier I Participant, Tier II Participant and Tier III Participant on the attached Exhibit A.

Section 2.19    “Severance Period” shall mean the period following the Employment Termination Date specified for a Tier I Participant, Tier II Participant and Tier III Participant on the attached Exhibit A.

Section 2.20    “Target Bonus” shall mean the Annual Incentive Bonus that would be payable to the Eligible Executive for the fiscal year in which the Employment Termination Date has occurred if the applicable performance goals for such Annual Incentive Bonus were achieved at the target level.

Section 2.21    “Tier I Participant” shall mean an Eligible Executive who is designated as a Tier I Participant in his or her Participation Agreement.

Section 2.22    “Tier II Participant” shall mean an Eligible Executive who is designated as a Tier II Participant in his or her Participation Agreement.

Section 2.23    “Tier III Participant” shall mean an Eligible Executive who is designated as a Tier III Participant in his or her Participation Agreement.

ARTICLE III

SEVERANCE BENEFITS

Section 3.01    Eligibility. The Plan provides the benefits in Section 3.03 to an Eligible Executive who satisfies the following conditions: (a) the Eligible Executive is not ineligible for such benefits pursuant to Section 3.02; (b) the Eligible Executive’s employment is terminated either (i) by the Employer for any reason other than on account of Cause or the Eligible Executive’s death or disability, or (ii) with respect to only an Eligible Executive who is designated as Tier I Participant or Tier II Participant, by such Eligible Executive on account of a Good Reason; (c) the Eligible Executive’s Employment Termination Date does not occur at any time during the Change of Control Period; (d) the Eligible Executive has executed the Participation Agreement; and (e) the Eligible Executive signs and does not revoke the Release within the time period required for such Release.

Section 3.02    Ineligibility.

(a)      An Eligible Executive is not eligible for severance benefits under this Article III if: (i) the Eligible Executive’s employment with the Employer terminates for any reason or no reason during the Change of Control Period; (ii) the Eligible Executive voluntarily resigns, including by retirement, for any reason (other than, with respect to an Eligible Executive who is designated as a Tier I Participant or Tier II Participant, on account of Good Reason) or no reason; (iii) the Eligible Executive is discharged for Cause, or the Employer discovers following the Eligible Executive’s Employment Termination Date that the Eligible Executive engaged in conduct that constitutes Cause during or after the Eligible Executive’s Employment Termination Date; (iv) the Eligible Executive’s employment with the Employer terminates on account of the Eligible Executive’s death; (v) prior to the Eligible Executive’s Employment Termination Date, the Eligible Executive would be entitled to benefits under any then applicable Employer-sponsored long-term disability plan if the Eligible Executive were a participant in such plan, subject to the expiration of any applicable waiting period; (vi) the Eligible Executive is entitled to receive change of control severance benefits under Article IV; (vii) the Eligible Executive is eligible to receive severance benefits under any employment or other agreement with the Employer or severance plan of the Employer; (viii) the Eligible Executive did not execute the Participation Agreement within the time period required for such execution, or revoked the Participation Agreement after executing it; (ix) the Eligible Executive did not execute the Release within the time period required for such execution, or revoked the Release after executing it; or (x) the Eligible Executive breaches any of the Restricted Covenants set forth in Article V.

(b)      Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion and acting on behalf of the Company, as the Plan sponsor and not as a fiduciary, reserves the right to determine whether an Eligible Executive satisfies the eligibility requirements for the severance benefits under this Article III.

Section 3.03    Severance Benefits. If the Eligible Executive satisfies the conditions of Section 3.01, then the Eligible Executive shall receive the following severance benefits:

(a)      Salary Continuation. A continuation of the Eligible Executive’s Annual Base Salary for the Severance Period, which shall be paid to the Eligible Executive in accordance with the Employer’s regular payroll schedule during the Severance Period; provided that, unless delay is required pursuant to Section 9.09(c), the Annual Base Salary continuation will commence within sixty (60) days following the Eligible Executive’s Employment Termination Date and each successive installment will be paid on successive payroll dates thereafter for the remainder of the Severance Period. Any payments not paid during the sixty (60) day period will be paid in a lump sum on the date that the installment payments commence in accordance with the immediately preceding sentence.

(b)      Annual Incentive Bonuses. Pro rata Annual Incentive Bonus for the fiscal year in which the Eligible Executive’s Employment Termination Date occurred, which pro-ration will be determined by multiplying (x) a fraction, (A) the numerator of which is the number of days the Eligible Executive worked for the Employer during such fiscal year (as measured to the Employment Termination Date) and (B) the denominator of which is 365, by (y) the Annual Incentive Bonus, if any, that would be payable to the Eligible Executive based on the actual performance for such fiscal year, as determined in accordance with the terms set for such Annual Incentive Bonus. Unless a delay is required pursuant to Section 9.09(c), the pro rata Annual Incentive Bonus, if any, payable under this Section 3.03(b) shall be paid on the same date on which such bonus, if any, would have been paid under the applicable plan or policy of the Employer without regard to the Eligible Executive’s termination of employment.

(c)      Health Benefits Continuation. For the shorter of (i) the Severance Period and (ii) the eighteen (18) month period following the Eligible Executive’s Employment Termination Date (the “Health Benefits Continuation Period”), a continuation of the Eligible Executive’s eligibility to participate in the Employer’s medical, dental, vision and prescription drug plans in which the Eligible Executive was participating (along with the Eligible Executive’s spouse and eligible dependents) immediately prior to the Eligible Executive’s Employment Termination Date, subject to such changes to the terms of such plans as the Employer determines shall apply to employees of the Employer, generally; provided that such participation is permissible under COBRA and further provided that the Eligible Executive is required to pay the full monthly COBRA premium for such coverage and the Employer will reimburse to the Eligible Executive, on a monthly basis, an amount equal to such monthly COBRA premium that the Eligible Executive is required to pay for such coverage, less the amount that the Eligible Executive would be required to pay for such coverage if the Eligible Executive were employed by the Employer at such time. In the event that prior to the end of the Health Benefits Continuation Period (A) the Eligible Executive obtains full-time employment or (B) the Eligible Executive ceases to pay the applicable monthly COBRA premium, the monthly reimbursements shall immediately terminate and the Employer shall have no further obligations to reimburse the Eligible Executive for such monthly premiums. The Eligible Executive shall notify the Plan Administrator if he or she obtains full-time employment during the Health Benefits Continuation Period. Unless a delay is required pursuant to Section 9.09(c), the reimbursements will commence within sixty (60) days following the Eligible Executive’s Employment Termination Date and each successive installment will be paid on each successive Employer payroll date that occurs after the monthly premium is due for the remainder of the Health Benefits Continuation Period. Any reimbursements not paid during the sixty (60) day period will be paid in a lump sum on the date that the reimbursement payments commence in accordance with the immediately preceding sentence. The period of continuation of group health plan coverage under COBRA runs concurrently during the Health Benefits Continuation Period.

In addition to the foregoing, the Eligible Executive will be entitled to the Accrued Benefits. Except as otherwise provided under the terms of the applicable benefit plans or programs, the Accrued Benefits will be paid to the Eligible Executive within thirty (30) days following the Eligible Executive’s Employment Termination Date.

Section 3.04    Discontinuance of Severance Benefits. The severance benefit payments under Section 3.03 will be discontinued immediately if the Plan Administrator determines that (a) an Eligible Executive engaged in any of the actions defined as Cause, even if such determination is made following the Eligible Executive’s Employment Termination Date, or (b) the Eligible Executive breached any term of the Release, any of the Restricted Covenants, or any other agreement relating to the Eligible Executive’s employment with the Employer or termination thereof.

ARTICLE IV

CHANGE OF CONTROL SEVERANCE BENEFITS

Section 4.01    Eligibility. The Plan provides the benefits in Section 4.03 to an Eligible Executive who satisfies the following conditions: (a) the Eligible Executive is not ineligible for such benefits pursuant to Section 4.02; (b) the Eligible Executive’s employment is terminated either (i) by the Employer for any reason other than on account of Cause or the Eligible Executive’s death or disability, or (ii) by the Eligible Executive on account of a Good Reason; (c) the Eligible Executive’s Employment Termination Date occurs during a Change of Control Period; (d) the Eligible Executive has executed the Participation Agreement; and (e) the Eligible Executive signs and does not revoke the Release within the time period required for such Release.

Section 4.02    Ineligibility.

(a)      An Eligible Executive is not eligible for severance benefits under this Article IV if: (i) the Eligible Executive’s employment with the Employer terminates for any reason or no reason prior to the occurrence of a Change of Control or after the last day of the Change of Control Period; (ii) the Eligible Executive voluntarily resigns, including by retirement, for any reason (other than on account of Good Reason) or no reason; (iii) the Eligible Executive is discharged for Cause, or the Employer discovers following the Eligible Executive’s Employment Termination Date that the Eligible Executive engaged in conduct that constitutes Cause during or after the Eligible Executive’s Employment Termination Date; (iv) the Eligible Executive’s employment with the Employer terminates on account of the Eligible Executive’s death; (v) prior to the Eligible Executive’s Employment Termination Date, the Eligible Executive would be entitled to benefits under any then applicable Employer-sponsored long-term disability plan if the Eligible Executive were a participant in such plan, subject to the expiration of any applicable waiting period; (vi) the Eligible Executive is entitled to receive severance benefits under Article III; (vii) the Eligible Executive is eligible to receive severance benefits under any employment or other agreement with the Employer or severance plan of the Employer; (viii) the Eligible Executive did not execute the Participation Agreement within the time period required for such execution, or revoked the Participation Agreement after executing it; (ix) the Eligible Executive did not execute the Release within the time period required for such execution, or revoked the Release after executing it; or (x) the Eligible Executive breaches any of the Restricted Covenants set forth in Article V.

(b)      Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion and acting on behalf of the Company, as the Plan sponsor and not as a fiduciary, reserves the right to determine whether an Eligible Executive satisfies the eligibility requirements for the severance benefits under this Article IV.

Section 4.03    Change of Control Severance Benefits. If the Eligible Executive satisfies the conditions of Section 4.01, then the Eligible Executive shall receive the following severance benefits:

(a)      Change in Control Payment. An amount equal to the sum of (i) (x) the Eligible Executive’s Annual Base Salary, multiplied by (y) the Eligible Executive’s Change of Control Multiplier, and (ii) the Eligible Executive’s Target Bonus for the fiscal year in which the Employment Termination Date occurs. Unless delay is required pursuant to Section 9.09(c), the amount payable to the Executive pursuant to this Section 4.03(a) shall be paid to the Executive in a single lump sum cash payment within sixty (60) days following the Eligible Executive’s Employment Termination Date.

(b)      Change of Control Benefits Continuation. For the Change of Control Benefits Continuation Period, a continuation of the Eligible Executive’s eligibility to participate in the Employer’s medical, dental, vision and prescription drug plans in which the Eligible Executive was participating (along with the Eligible Executive’s spouse and eligible dependents) immediately prior to the Eligible Executive’s Employment Termination Date, subject to such changes to the terms of such plans as the Employer determines shall apply to employees of the Employer, generally; provided that such participation is permissible under COBRA and further provided that the Eligible Executive is required to pay the full monthly COBRA premium for such coverage and the Employer will reimburse to the Eligible Executive, on a monthly basis, an amount equal to such monthly COBRA premium that the Eligible Executive is required to pay for such coverage, less the amount that the Eligible Executive would be required to pay for such coverage if the Eligible Executive were employed by the Employer at such time. In the event that prior to the end of the Change of Control Benefits Continuation Period (A) the Eligible Executive obtains full-time employment or (B) the Eligible Executive ceases to pay the applicable monthly COBRA premium, the monthly reimbursements shall immediately terminate and the Employer shall have no further obligations to reimburse the Eligible Executive for such monthly premiums. The Eligible Executive shall notify the Plan Administrator if he or she obtains full-time employment during the Change of Control Benefits Continuation Period. Unless a delay is required pursuant to Section 9.09(c), the reimbursements will commence within sixty (60) days following the Eligible Executive’s Employment Termination Date and each successive installment will be paid on each successive Employer payroll date that occurs after the monthly premium is due for the remainder of the Change of Control Benefits Continuation Period. Any reimbursements not paid during the sixty (60) day period will be paid in a lump sum on the date that the reimbursement payments commence in accordance with the immediately preceding sentence. The period of continuation of group health plan coverage under COBRA runs concurrently during the Change of Control Benefits Continuation Period.

In addition to the foregoing, the Eligible Executive will be entitled to the Accrued Benefits. Except as otherwise provided under the terms of the applicable benefit plans or programs, the Accrued Benefits will be paid to the Eligible Executive within thirty (30) days following the Eligible Executive’s Employment Termination Date.

Section 4.04    Discontinuance of Change of Control Severance Benefits. The change of control severance benefit payments under Section 4.03 will be discontinued immediately if the Plan Administrator determines that (a) an Eligible Executive engaged in any of the actions defined as Cause, even if such determination is made following the Eligible Executive’s Employment Termination Date, or (b) the Eligible Executive breached any term of the Release, any of the Restricted Covenants, or any other agreement relating to the Eligible Executive’s employment with the Employer or termination thereof.

ARTICLE V

RESTRICTED COVENANTS

Section 5.01    Definitions. For purposes of this Article V, the following terms shall have the following meanings:

(a)      “Business of the Employer” shall mean the “small ticket” equipment leasing business and any other business activities engaged in by the Company or any of its subsidiaries as a substantial line of business within the two-year period prior to the Eligible Executive’s Employment Termination Date.

(b)      “Confidential Information” shall mean any information about the Employer and its employees, customers and/or suppliers that is not generally known outside of the Employer, which the Eligible Executive learns of in connection with the Eligible Executive’s employment with the Employer, including, without limitation, information that would be useful to competitors or the disclosure of which would be damaging to the Employer. “Confidential Information” includes, but is not limited to: (i) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (ii) the terms upon which the Employer obtains products from its suppliers and sells services and products to customers; (iii) the nature, origin, composition and development of the Employer’s services and products; (iv) the manner in which the Employer provides products and services to its customers; (v) business processes, practices, methods, policies, plans, qualifications, research, operations, services, strategies, techniques, and other research; (vi) know-how, trade secrets, computer programs, computer software, operating systems, software, web design, working process, databases, manuals, records, articles, systems, materials, sources of material; (vii) supplier information, vendor information, financial information, accounting information, legal information, marketing information, advertising information, pricing information, credit information, staffing information, personnel information, employee lists, supplier lists, vendor lists, reports, internal controls, security procedures, and other such information; and (viii) notes, communications, product lines, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, distributor lists and buyer lists. The Eligible Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. “Confidential Information” does not include information (x) already in the public domain, available to the public through no action or disclosure by the Eligible Executive, or subsequently released to the public by the Employer or its board of directors; (y) already and lawfully known or possessed by the Eligible Executive prior to disclosure to the Eligible Executive by the Employer; or (z) generated or developed independently by the Eligible Executive without use or knowledge of Confidential Information.

(c)      “Material Contact” shall mean: (i) for purposes of the employee and contractor non-recruit and non-solicitation provisions, contact in person, by telephone or by paper or electronic correspondence, in furtherance of the Business of the Employer, within the last twenty-four (24) months of the Eligible Executive’s employment with the Employer; and (ii) for purposes of the customer non-solicitation provision, contact between the Eligible Executive and each customer or potential customer of the Employer: (A) with whom or which the Eligible Executive dealt on behalf of the Employer within twenty-four (24) months prior to the Eligible Executive’s Employment Termination Date; (B) whose dealings with the Employer within twenty-four (24) months prior to the Eligible Executive’s Employment Termination Date were coordinated or supervised by the Eligible Executive; (C) about whom the Eligible Executive obtained Confidential Information in the ordinary course of business as a result of the Eligible

Executive’s association with the Employer within twenty-four (24) months prior to the Eligible Executive’s Employment Termination Date or (D) who received products or services provided by the Employer within twenty-four (24) months prior to the Eligible Executive’s Employment Termination Date, the sale or provision of which results or resulted in compensation, commissions or earnings for the Eligible Executive.

(d)      “Restricted Territory” shall mean the geographic area in which the Eligible Executive worked, was materially involved, or for which the Eligible Executive had supervisory responsibilities, during the two-year period prior to the Eligible Executive’s Employment Termination Date.

(e)      “Trade Secrets” shall mean the trade secrets of the Employer as defined under applicable law, including, without limitation, any Confidential Information that meets the definition of a trade secret under applicable law.

Section 5.02    Confidentiality. The Eligible Executive agrees that the Eligible Executive will not (other than in the performance of the Eligible Executive’s duties for the Employer or with express written authorization of the Employer), directly or indirectly, use, copy, disclose, distribute or otherwise make use of on his or her own behalf or on behalf of any other person or entity: (a) any Confidential Information or Trade Secret during the period of time the Eligible Executive is employed by the Employer and thereafter; or (b) any Trade Secret at any time such information constitutes a trade secret under applicable law, except for any disclosures as are required by applicable law. In the event that applicable law requires the Eligible Executive to disclose any Confidential Information or Trade Secrets in violation of the foregoing, to the extent permitted by applicable laws, the Eligible Executive agrees to promptly notify the Employer in writing of such pending disclosure and assist the Employer (at the Employer’s expense) in seeking a protective order or in objecting to such request, summons or subpoena, as applicable, with regard to such Confidential Information and Trade Secrets. If the Employer does not obtain such relief after a period that is reasonable under the circumstances, the Eligible Executive may disclose such portion of the Confidential Information and Trade Secrets as the Eligible Executive is advised in writing by counsel that the Eligible Executive is legally required to disclose or else stand liable for contempt or suffer penalty. In such cases, the Eligible Executive shall promptly provide the Employer with a copy of the Confidential Information and Trade Secrets so disclosed. Upon the termination of the Eligible Executive’s employment with the Employer (or upon the earlier request of the Employer), the Eligible Executive shall promptly return to the Employer all documents and items in the Eligible Executive’s possession or under the Eligible Executive’s control that contain any Confidential Information or Trade Secrets. Nothing in this Section prevents or prohibits Executive from reporting possible violations of federal law or regulation or from filing a charge or assisting with or participating in an investigation or proceeding directly with a government entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, and/or the Securities and Exchange Commission.

Section 5.03    Non-Competition. The Eligible Executive agrees that during the Eligible Executive’s period of employment with the Employer and for the Restriction Period thereafter (such periods, the “Restricted Period”), the Eligible Executive will not, either for him or herself or on behalf of any other person or entity, compete with the Business of the Employer within the

Restricted Territory by performing activities that are the same as or substantially similar to those performed by the Eligible Executive for the Employer within the last twenty-four (24) months of the Eligible Executive’s employment with the Employer.

Section 5.04    Non-Solicitation of Customers. The Eligible Executive agrees that during the Restricted Period, the Eligible Executive will not, directly or indirectly, solicit any actual or prospective customers of the Employer with whom the Eligible Executive had Material Contact, for the purpose of selling any products or services that compete with the Business of the Employer.

Section 5.05    Non-Recruitment of Employees or Contractors. The Eligible Executive agrees that during the Restricted Period, the Eligible Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Employer to terminate or lessen such employment or contract with the Employer or to perform services on behalf of any person or entity that competes with the Business of the Employer.

Section 5.06    Non-Disparagement. During the Eligible Executive’s period of employment and at all times thereafter, the Eligible Executive shall not take any action to materially disparage or criticize the Employer or its respective directors, officers, employees, partners, members, clients or customers or to engage in any other action that injures or hinders the business relationships of such persons. Nothing contained in this Section 5.06 shall preclude the Eligible Executive from enforcing his or her rights under this Plan or any other agreement between the parties pertaining to the Eligible Executive’s employment or restrict the Eligible Executive from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent the Eligible Executive is requested or required to provide such information pursuant to applicable law or regulation.

Section 5.07    Obligations of the Employer. The Employer agrees to provide the Eligible Executive with Confidential Information in order to enable the Eligible Executive to perform the Eligible Executive’s duties. The covenants of the Eligible Executive contained in the Restricted Covenants in this Article V are made by the Eligible Executive in consideration for the Employer’s agreement to provide Confidential Information to the Eligible Executive and for the Employer’s offer of eligibility for benefits under the Plan to the Eligible Executive, subject to the terms of this Plan, which the Eligible Executive acknowledges is good and sufficient consideration.

Section 5.08    Acknowledgments. The Eligible Executive hereby acknowledges and agrees that the Restricted Covenants are reasonable as to time, scope and territory given the Employer’s need to protect its business, customer relationships, personnel, Trade Secrets and Confidential Information. In case any one or more of the Restricted Covenants contained in this Article V should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired and this Plan shall nevertheless continue to be valid and enforceable as though the invalid provisions were not part of this Plan. If a court of competent jurisdiction declares that any term or provision of any Restricted Covenant in this Article V is invalid, illegal or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable to the maximum extent permissible under law and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision. The Eligible Executive acknowledges and agrees that the Restricted Covenants set forth in this Article V are ancillary to the Eligible Executive’s employment relationship with the Employer, but shall be independent of any other contractual relationship between the Eligible Executive and the Employer. Consequently, the existence of any claim or cause of action that the Eligible Executive may have against the Employer shall not constitute a defense to the enforcement of the Restricted Covenants, nor an excuse for noncompliance with those Restricted Covenants by the Eligible Executive. The Eligible Executive further acknowledges and represents that the Eligible Executive has substantial experience and knowledge that will allow the Eligible Executive to obtain subsequent employment that does not violate these Restricted Covenants.

Section 5.09    Specific Performance. The Eligible Executive acknowledges and agrees that any breach of any of the Restricted Covenants by him or her will cause irreparable damage to the Employer, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, the Eligible Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Employer shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Restricted Covenants by him or her. Additionally, notwithstanding the obligations within the Eligible Executive’s employment agreement, if any, with the Employer regarding the jurisdiction of the United States District Court for the District of New Jersey and the State and Superior Courts of Burlington County, New Jersey pertaining to actions arising out of such employment agreement, if any, the parties hereby acknowledge and agree that the Employer may seek specific performance and injunctive relief in any jurisdiction, court or forum applicable to the Eligible Executive’s then current residency in order to prevent or to restrain any breach by the Eligible Executive, or any and all of the Eligible Executive’s partners, co-venturers, employers, employees, or agents, acting directly or indirectly on behalf of or with the Eligible Executive, of any of the provisions of the Restricted Covenants.

Section 5.10    Survival. The provisions of this Article V will survive any termination of the Plan and shall apply to the Eligible Executive, irrespective of the reason for which the Eligible Executive’s employment with the Employer terminates and irrespective of whether the Eligible Executive is receiving severance benefits under the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.01    Amendment, Suspension and Termination. The Company, by action of its Board of Directors or the Committee, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, without either the consent of or prior notification to any Eligible Executive, provided that (a) no such amendment, suspension or termination may materially adversely affect an Eligible Executive’s entitlements under this Plan without the prior written consent of such adversely affected Eligible Executive and (b) no such amendment, suspension or termination shall give the Company the right to recover any amount paid to an Eligible Executive prior to the date of such amendment, suspension or termination or to cause the cessation and discontinuance of payments of severance benefits to any person or persons under the Plan already receiving severance benefits.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01    Plan Administration. The Plan Administrator of the Plan will be the named fiduciary of the Plan for purposes of ERISA. The Plan Administrator shall consist of one or more persons appointed by the Committee. The Plan Administrator may, however, delegate to any person, committee or entity any of its power or duties under the Plan. The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Committee will have the sole authority to make determinations regarding eligibility for benefits. The decisions of the Plan Administrator and the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.01    Application for Benefits. Employees of an Employer who believe they are eligible for benefits under this Plan may apply for such benefits by completing and filing with the Plan Administrator an application for benefits on a form supplied by the Plan Administrator. Before the date on which benefit payments commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate.

Section 8.02    Claim. A terminated employee may contest his or her eligibility for the amount of benefit awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. Each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. The Plan Administrator will review the claim and provide notice to the terminated employee, in writing, within ninety (90) days after the claim is filed unless special circumstances require an extension of time for processing the claim. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period. In the event that any claim for benefits is denied in whole or in part, the terminated employee whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator. The notice advising of the denial shall be written in a manner calculated to be understood by the terminated employee and shall set forth: (a) the specific reason or reasons for the adverse determination; (b) specific references to the pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (d) an explanation of the Plan’s claim procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Section 8.03    Appeals of Denied Claims for Benefits. All appeals shall be made by the following procedure:

(a)      The terminated employee whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) days of notification by the Plan Administrator of the claim denial, shall be made in writing and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)      The claimant or his or her duly authorized representative may: (i) request a review upon written notice to the Plan Administrator; (ii) be provided with, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s appeal; and (iii) submit written comments, documents, records and other information relating to the claim.

(c)      The Named Appeals Fiduciary (as described in Section 8.04) shall issue a decision no later than sixty (60) days after receipt of a request for review unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the terminated employee’s notice of appeal.

(d)      The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant. The Named Appeals Fiduciary shall take into account all comments, documents, records and other information submitted by the claimant relating to the claimant’s appeal.

(e)      The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement, written in a manner calculated to be understood by the claimant, setting forth: (i) specific reasons for the decision; specific references to the pertinent Plan provisions on which the decision is based; (ii) the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and (iii) the claimant’s right to bring a civil action under section 502(a) of ERISA.

Section 8.04    Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 8.05    Exhaustion of Claims and Appeals Procedures. A claim or action (a) to recover benefits allegedly due under the Plan or by reason of any law, (b) to enforce rights under the Plan, (c) to clarify rights to future benefits under the Plan, or (d) that relates to the Plan and seeks a remedy, ruling, or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures, including, for these purposes, any voluntary appeal right (an “Administrative Claim”). A claimant must raise every argument and produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and the right to produce any evidence not submitted to the Plan Administrator as part of the Administrative Claim. Any Judicial Claim must be commenced in the appropriate court or forum no later than twelve (12) months from the earliest of (i) the date the first benefit payment was made or allegedly due, (ii) the date the Plan Administrator or its delegate first denied the claimant’s request, or (iii) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that if the claimant commences an Administrative Claim before the expiration of such twelve (12)-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the twelve (12)-month period and the date that is three (3) months after the final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed, or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such twelve (12)-month limitations period (or, if applicable, expiration of the three (3)-month limitations period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the twelve (12)-month limitations period (or, if applicable, the three (3) month limitations period).

ARTICLE IX

MISCELLANEOUS

Section 9.01    Payments After Death. If an Eligible Executive dies after the Eligible Executive’s Employment Termination Date and before the Eligible Executive has received all severance benefits that the Eligible Executive is entitled to receive under Articles III or IV, any unpaid severance benefit under Articles III or IV that the Eligible Executive would otherwise have received shall be paid to the Eligible Executive’s estate within sixty (60) days from the date of the Eligible Executive’s death.

Section 9.02    Nonalienation of Benefits. None of the payments, benefits or rights of any Eligible Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Eligible Executive. No Eligible Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which the Eligible Executive may expect to receive, contingently or otherwise, under this Plan.

Section 9.03    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whosoever, the right to be retained in the service of the Employer shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 9.04    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 9.05    Successors, Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive, present and future.

Section 9.06    Unfunded Plan. The Plan shall not be funded. The Employer may, but shall not be required to, set aside or designate an amount necessary to provide the severance benefits specified herein (including the establishment of trusts). No Eligible Executive shall have any right to, or interest in, any assets of the Employer or that may be applied by the Employer to the payment of severance benefits.

Section 9.07    Payments to Incompetent Persons. Any benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Plan Administrator, the Committee and all other parties with respect thereto.

Section 9.08    Controlling Law. This Plan shall be construed and enforced according to the laws of the State of New Jersey, to the extent not preempted by Federal law, without giving effect to any New Jersey choice of law provisions.

Section 9.09    Section 409A.

(a)      Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable, or an exemption thereto, and this Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and all installment payments shall be treated as a separate payment.

(b)      In no event may an Eligible Executive, directly or indirectly, designate the calendar year of payment. To the extent that any amounts payable under this Plan constitutes non-qualified deferred compensation subject to section 409A of the Code, notwithstanding any provision of this Plan to the contrary, in no event shall the Eligible Executive’s execution of the Release, directly or indirectly, result in the Eligible Executive’s designation of the calendar year of payment, and if a payment that is subject to the Eligible Executive’s execution of the Release could be made in more than one taxable year, payment shall commence in the later taxable year.

(c)      To the maximum extent permitted under section 409A of the Code, the severance benefits payable under Articles III or IV, as applicable, that are payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4) and any remaining amount, as applicable, payable under this Plan is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). If any portion of the severance benefits, as applicable, payable to the Eligible Executive under the Plan during the six (6) month period following the Eligible Executive’s Employment Termination Date does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amounts shall hereinafter be referred to as the “Excess Amount.” If at the time of the Eligible Executive’s Employment Termination Date, the Employer’s (or any entity required to be aggregated with the Employer under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Eligible Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Employer (or any successor thereto) in accordance with the Employer’s (or any successor thereto) “specified employee” determination policy), then the Employer shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Eligible Executive’s Employment Termination Date with the Employer (or any successor thereto) for six (6) months following the Eligible Executive’s Employment Termination Date. The delayed Excess Amount shall be paid in a lump sum to the Eligible Executive within five (5) days following the date that is six (6) months following the Eligible Executive’s Employment Termination Date with the Employer (or any successor thereto) and any installments payable to the Eligible Executive after such six (6) month period shall continue in accordance with their original schedule. If the Eligible Executive’s dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Eligible Executive’s estate within sixty (60) days after the Eligible Executive’s death.

(d)      The reimbursements for the COBRA premiums as provided under Articles III and IV, respectively, are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v)(B). In addition, all reimbursements provided under this Plan shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(e)      No action or failure to act pursuant to this Section 9.09 above shall subject the Employer or any affiliate thereof to any claim, liability or expense, and none of the Employer nor any affiliate thereof shall have any obligation to indemnify or otherwise protect an Eligible Executive from the obligation to pay any taxes pursuant to section 409A of the Code.

Section 9.10    Section 280G.

(a)      Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of an Eligible Executive (whether paid or provided pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of section 280G of the Code, then the aggregate present value of the Payments shall be reduced to the Reduced Amount; provided that the reduction shall be made only if the Accounting Firm (as defined below) determines that the reduction would provide the Eligible Executive with a greater net after-tax benefit than would be no reduction. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Employer because of section 280G of the Code. For purposes of this Section, present value shall be determined in accordance with section 280G(d)(4) of the Code. To the extent necessary to eliminate an excess parachute amount that would not be deductible by the Employer for Federal income tax purposes because of section 280G of the Code, the amounts payable or benefits to be provided to the Eligible Executive shall be reduced such that the economic loss to the Eligible Executive as a result of the excess parachute amount elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b)      All determinations required to be made under this section shall be made by the accounting firm that was the Employer’s primary outside public accounting firm before the Change of Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Eligible Executive within ten (10) days of the Change of Control or the Employment Termination Date, as applicable, or such other time as is requested by the Employer. Any such determination by the Accounting Firm shall be binding upon the Employer and the Eligible Executive. Within five (5) business days of the determination by the Accounting Firm as to the Reduced Amount, the Employer shall provide to the Eligible Executive such benefits as are then due to the Eligible Executive in accordance with the rights afforded under this Plan.

*        *        *

EXHIBIT A

Level of Participation	Severance Period	Change of Control Multiplier	Change of Control Benefits Continuation Period	Restriction Period
Tier I Participant	18 months	2	18 months	18 months
Tier II Participant	12 months	1.5	18 months	12 months
Tier III Participant	6 months	0.75	9 months	6 months

A-1